Exhibit 10.9

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT #2 TO COLLABORATION AGREEMENT

FOR HUMAN LABORATORY SERVICES

This Amendment #2 (hereinafter “Amendment”) is signed as of the signature date(s) below and made effective as of the date of last signature below (the “Amendment Effective Date”), and entered into by and between Janssen Research & Development, LLC having a business address at 920 Route 202, Raritan, New Jersey 08869, (hereinafter referred to as “Company” or “Janssen”) and BillionToOne, Inc. having a business address at 1035 O’Brien Dr., Menlo Park, California 94025, (hereinafter referred to as “Provider” or “BTO”), which may be hereinafter referred to collectively as the “Parties” and individually as the or a “Party”. This Amendment amends the Collaboration Agreement with an Effective Date of January 6, 2023, by and between Company and Provider, as previously amended (the “Collaboration Agreement”). All terms not otherwise defined herein shall have the meanings ascribed to such terms in the Collaboration Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Parties, intending to be legally bound, hereby agree as follows:

1.	The following Section 9.14 is hereby inserted into the Collaboration Agreement as follows:

Human Laboratory Services. The Parties shall comply with the Human Laboratory Services Agreement as set forth in Exhibit D.

2.	The attached Exhibit D, Human Laboratory Services Agreement, is hereby inserted into the Collaboration Agreement and incorporated therein.

3.

Section 2.3 in Exhibit A of the Collaboration Agreement shall be deleted and replaced in its entirety with the following: Clinical trial testing activities are outlined in Exhibit D, Human Laboratory Services Agreement, including Exhibit D.1, Scope of Work for Laboratory Services, appended thereto.

4.

Except as specifically amended hereby, all terms of the Collaboration Agreement remain in full force and effect. In the event of any conflict between the Collaboration Agreement and this Amendment, the provisions of this Amendment shall prevail for Clinical Trial Laboratory Services as defined in Exhibit D, Human Laboratory Services Agreement.

5.

Counterparts. This Amendment may be executed in counterparts where execution in two or more counterparts is valid and enforceable, and each such counterpart shall be an original and all such counterparts together shall constitute the entire Amendment. Electronically executed and electronically transmitted signatures shall have the full force and effect of an original signature. Facsimile signatures and photocopied signatures transmitted by email shall be deemed to be originals for all purposes under this Amendment where facsimile and photocopied signatures are valid and enforceable. This Amendment and any subsequent amendments to this Human Laboratory Services Agreement may be signed electronically as long as (a) electronic signatures are valid and effective in the jurisdiction in which such instrument is signed, and (b) electronic signatures are permitted by Company’s policies as in effect from time to time and authenticated in accordance with such policies.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized officers or representatives.

Janssen Research & Development, LLC		BillionToOne, Inc.

By:	/s/ Carolyn Cuff	By:	/s/ Shan Sakakibara
Name: Carolyn Cuff		Name: Shan Sakakibara
Title: Vice President		Title: Chief Product Officer
Date: August 11, 2023		Date: Aug 11, 2023

EXHIBIT D

HUMAN LABORATORY SERVICES AGREEMENT

WHEREAS, Company wishes to obtain from Provider pursuant to the terms of this Exhibit D, Human Laboratory Services Agreement, and the Collaboration Agreement, certain clinical laboratory services, which may include, human tissue testing and analysis, as further identified in Exhibit D.1 to this Exhibit D;

WHEREAS, Provider has the knowledge, capacity and means required to perform such services, has qualified personnel to perform such services and wishes to provide such services, pursuant to the terms of this Exhibit D, Human Laboratory Services Agreement, and the Collaboration Agreement, certain clinical laboratory services;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Parties, intending to be legally bound, hereby agree as follows;

1.	Definitions

1.1

“Affiliate” of a Party means any entity that directly or indirectly controls, is controlled by or is under common control with such Party. Control, controls or controlled with respect to an entity shall mean the possession of at least 50% of the voting stock or other ownership interest of such entity, or the power to direct or cause the direction of the management and policies of such entity or the power to elect or appoint at least 50% of the members of the governing body of such entity through the ownership of the outstanding voting securities or by contract or otherwise.

1.2

“Applicable Law” or “Applicable Laws” means any and all national, federal, state or local or foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution, guidance or promulgation, the ICH guidelines, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, in each case, as in effect at a given time when, and in the countries where, the Study is being conducted and following the Study to comply with the obligations in this Human Laboratory Services Agreement that survive the termination or expiration, including, but not limited to cGCP and/or CLIA.

1.3	“CAP” means accreditation issued by the College of American Pathologists.

1.4

“cGCP” means good clinical practice as defined by the quality standards detailed by the ICH E6 guidelines or FDA, and other Applicable Laws intended to ensure the integrity of clinical data on which product approvals are based and to help protect the rights, safety, and welfare of human subjects.

1.5	“CLIA” means the Clinical Laboratory Improvement Amendments of 1988, as may be amended, replaced or supplemented from time-to-time.

1.6

“Clinical Trial Laboratory Services” means the biomedical laboratory testing services in support of a Study, including human tissue testing and analysis of clinical trial samples (as further identified in Exhibit D.1 to this Human Laboratory Services Agreement), and related services provided or to be provided by Provider under this Human Laboratory Services Agreement, as detailed in the Scope of Work.

1.7

“Company Confidential Information” means the Confidential Information (as defined in the Collaboration Agreement) provided to Provider and/or Provider Party by Company or supplied on its behalf, or otherwise acquired by Provider and/or Provider Parties, in connection with this Human Laboratory Services Agreement but in all cases subject to Section 7 (Confidentiality) and/or Section 8 (Intellectual Property) of this Human Laboratory Services Agreement. For the avoidance of doubt, Company Confidential Information includes Company Materials and Deliverables subject to Section 7 (Confidentiality) and/or Section 8 (Intellectual Property) of this Human Laboratory Services Agreement.

1.8

“Company Material(s)” means Samples, physical embodiments of any and all specimens, including, without limitation, all human biological samples and materials provided in connection with a Study, other biological or chemical samples and materials, including Products and other substances, reagents and kits required or useful to perform the Clinical Trial Laboratory Services and either (i) delivered to Provider by or on behalf of Company or (ii) created, developed, designed and/or used in the course of performing the Clinical Trial Laboratory Services, including those specified in the Scope of Work, as well as alternative forms or derivatives thereof.

1.9	“Company’s Records and Information” has the meaning set forth in Section 11.1.

1.10

“Corrective and Preventive Actions” or “CAPA” shall mean action(s) taken to resolve a deviation or observation and eliminate the cause of a deviation or observation related to the Clinical Trial Laboratory Services.

1.11

“Deliverables” means all deliverables created by Provider and/or Provider Party in connection with the performance of Clinical Trial Laboratory Services, including, without limitation, all data, documentation, records, Company Records and Information, reports, presentations, and results, and all derivatives of any of the foregoing or Company Confidential Information generated by or on behalf of Provider or a Provider Party or supplied or delivered to Company by or on behalf of Provider and/or any Provider Party under this Human Laboratory Services Agreement, but in all cases, subject to Section 7 (Confidentiality) and Section 8 (Intellectual Property) of this Human Laboratory Services Agreement.

1.12	“Equipment” means any technical hardware and machinery (including laboratory instruments and other laboratory equipment and computer hardware), as well as commercial reagents and consumables.

1.13

“Facility” or “Facilities” means the facilities of Provider used for the Clinical Trial Laboratory Services. The approved facility and/or facilities for Clinical Trial Laboratory Services will be set forth on the Scope of Work.

1.14	“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.15	“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §321 et seq., the Public Health Act, each as amended, and the regulations promulgated thereunder.

1.16	“Functional” has the meaning set forth in Section 20.6.

1.17	“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any governmental authority or Regulatory Authority.

1.18	“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

1.19

“Human Laboratory Services Agreement” means this Human Laboratory Services Agreement, Exhibit D, as it may be amended from time to time in accordance with its terms, and the Exhibits and attachments hereto, including, without limitation, the Scope of Work, all of which are an integral part of this agreement and are deemed incorporated by reference herein.

1.20

“ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, which includes quality, safety, efficacy, and multidisciplinary joint safety/efficacy guidelines, with the particular guidelines applicable to the Clinical Trial Laboratory Services being E6.

1.21	“JJNET” has the meaning set forth in Section 11.4.

1.22	“Operational Manual” has the meaning set forth in Section 3.10.

1.23

“Operational Plans” shall mean, collectively, the documents, whether paper or electronic, that supplement this Human Laboratory Services Agreement by defining in greater detail the applicable operating procedures, work practices, guidelines, policies, system requirements, safety requirements and security requirements and the Party that is responsible for following or complying with a particular procedure, guideline, work instruction, project plan, workflow or specification to complete or deliver, or facilitate the completion or delivery of, the Clinical Trial Laboratory Services or Deliverables under this Human Laboratory Services Agreement, which have been reduced to a writing and approved by each Party, if any. The Operational Plans may include, without limitation, the Operational Manual described in Section 3.10 and Trial Specific Documents described in Section 2.2.

1.24	“Party” or “Parties” means one or more legal entities subject to this Human Laboratory Services Agreement.

1.25

“Personal Information” means data that identifies, can be used to identify, relates to, or is capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual or household, as defined by Applicable Law.

1.26

“Product” or “Products” means any product, drug, drug delivery technology, compound, medical device, delivery system, diagnostic product, biologic product, or combination product which is the subject of and is being tested in a clinical study or research program for which Provider is performing Clinical Trial Laboratory Services under this Human Laboratory Services Agreement.

1.27	“Protocol” or “Protocols” means a formal document detailing the conduct of a Study and describing the objective(s), design, methodology, statistical considerations and organization of the Study.

1.28

“Provider Personnel” shall mean all Provider personnel providing Clinical Trial Laboratory Services under this Human Laboratory Services Agreement, including Provider’s employees, agents and other personnel and the personnel of subcontractors including Affiliates of Provider that are subcontractors, under this Human Laboratory Services Agreement.

1.29

“Provider Party” or “Provider Parties” means all Provider Personnel, and all Affiliates of Provider that are permitted subcontractors under this Human Laboratory Services Agreement, and all other approved third party subcontractors of Provider providing Clinical Trial Laboratory Services under this Human Laboratory Services Agreement, and all employees and agents of such approved third party subcontractors.

1.30	“QA” has the meaning set forth in Section 3.4.1.

1.31

“Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the use, import and export of Products in a regulatory jurisdiction.

1.32

“Regulatory Authority” means regulatory agencies which regulate the conduct of clinical studies or research programs, as applicable to the Services including, but not limited to, the Department of Health and Human Services (“DHHS”), the FDA, the European Medicines Agency (EMA), the National Competent Authorities of the EU member states, the U.K. Medicines and Healthcare Products Regulatory Agency (MHRA), Health Canada, the Australian Therapeutic Goods Administration, the Japan Pharmaceuticals and Medical Devices Agency (PMDA), and other comparable government agencies throughout the world, including regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in other countries where the Study is conducted and is involved in the granting of Regulatory Approval for a drug or biologic product in such Study countries.

1.33	“RIM Requirements” has the meaning set forth in Section 11.

1.34

“Root Cause” shall mean the source or reason for an actual or potential nonconformity, defect or undesirable situation, or the situation which, if eliminated, would prevent recurrence of the nonconformity, defect or undesirable.

1.35	“Samples” means any and all samples, and, where relevant, associated preclinical and clinical data and other data, identified in the Scope of Work.

1.36	“Scheduled Downtime” has the meaning set forth in Section 10.3.

1.37	“Scope of Work” means Exhibit D.1, which details the Clinical Trial Laboratory Services to be provided as described more fully in Section 2.1 below.

1.38

“Study” means a clinical trial or trials of a Product in human patients and for which Provider is performing Clinical Trial Laboratory Services in accordance with this Human Laboratory Services Agreement.

1.39

“Technology” means any technology, processes, methodology and related know-how and information transferred by or on behalf of Company and/or its Affiliates to Provider for use in the performance of the Clinical Trial Laboratory Services.

1.40	“Term” has the meaning set forth in Section 5.

1.41	“Third Party” or “Third Parties” means any person other than a Party or any of its Affiliates.

1.42	“Third Party Request” has the meaning set forth in Section 11.3.

1.43	“Trial Specific Documents” has the meaning set forth in Section 2.2.

2.	Performance of Services

2.1

Performance of Services; Provider Personnel. Provider shall perform, and shall cause all Provider Parties to perform, all Clinical Trial Laboratory Services, including, but not limited to, delivering any Deliverables, in compliance with the terms and conditions of this Human Laboratory Services Agreement, the Scope of Work, all Applicable Laws, Protocols, Operational Plans, and all written instructions of Company consistent with the scope of this Human Laboratory Services Agreement.

2.2

Data Management: If required by the Company, Provider and Company will enter into discussions to prepare and finalize separate Study specific documents, such as a data transfer agreement (or data specifications) (DTA), etc. (“Trial Specific Documents”) detailing among other things, the format, content, frequency and method of data transfer, with Company and Provider each having the final approval rights; however, Provider is required to deliver data in a compatible format (such as SAS, ASCII, CSV file formats). Provider and Company shall cooperate with each other in the preparation of such Trial Specific Documents and achieving mutual agreement and sign-off prior to initial data transmission. Each such Trial Specific Document shall be deemed an Operational Plan under this Human Laboratory Services Agreement and accordingly subject to the requirements upon Operational Plans hereunder.

2.3	Company Materials.

If required under the Scope of Work, Company will provide to Provider and/or Provider Party directly, or through an Affiliate, or a Third Party working on behalf of or performing services for Company, the Company Materials required to perform the Clinical Trial Laboratory Services. In addition, Company may provide Technology to be used in connection with the Clinical Trial Laboratory Services. Provider acknowledges that nothing contained in this Human Laboratory Services Agreement grants Provider and/or any Provider Party any right to or any license under any intellectual property rights, including without limitation, any patent rights or know-how relating to the Company Materials (including their preparation or use) or the Technology owned, licensed or otherwise controlled by Company or its Affiliates, except solely for purposes of performing the Clinical Trial Laboratory Services or as otherwise provided under this Human Laboratory Services Agreement.

Provider shall verify the integrity of the Company Materials upon receipt according to procedures set forth in the Scope of Work. Provider shall not, and shall ensure that Provider Parties do not, modify or produce any modified or unmodified derivatives of the Company Material, and will not attempt to analyze the Company Material for its chemical or physical composition except as expressly provided for in the Scope of Work or with Company’s prior written consent.

Provider agrees to maintain control over all Company Materials and Technology that are received or produced hereunder, and acknowledges that Company Materials and Technology may not be transferred, distributed or released to any person or entity other than Company or an entity designated in writing by Company.

Provider shall ensure compliance with the required storage and handling conditions for the Company Materials. The Company Materials will be stored by Provider and/or Provider Parties in accordance with its standard operating procedures (SOPs) at such temperatures and conditions as specified in the Scope of Work or as instructed by Company in writing with appropriate temperature and environmental monitoring and recording.

All Company Materials and Technology, (a) will be used only in furtherance of the Clinical Trial Laboratory Services in accordance with this Human Laboratory Services Agreement and the health and safety procedures applicable to such Company Materials, (b) will not be used or delivered to or for the benefit of any Third Party without the prior written consent of Company and (c) will be used in compliance with all Applicable Laws.

Provider will ensure that Company Materials are segregated and identified as Company Materials.

The Company Materials and Technology will remain the sole property of Company and all right, title and interest in and to Company Materials and Technology will remain with Company at all times.

2.4

Specifications and Protocols. If required under the Scope of Work, Company will be responsible for providing all specifications, Protocols, and standards to Provider, as required to enable Provider to perform the Clinical Trial Laboratory Services. Provider shall review all such specifications, Protocols, and standards as provided by Company and ensure all are thoroughly understood by all Provider Parties.

3.	Quality Assurance

3.1	Intentionally Omitted.

3.2

Facility. Provider shall and cause each Provider Party to ensure all Clinical Trial Laboratory Services are performed only at Facilities specified in the Scope of Work and in accordance with the terms of this Human Laboratory Services Agreement, and in full compliance with Applicable Law, and the specifications. Provider will not change the location of a Facility or use any additional facility for the performance of Clinical Trial

Laboratory Services without Company’s prior written approval. If there is a change in location of a Facility or use of any additional facility that is not approved for such by Company in writing, Provider will continue to perform Clinical Trial Laboratory Services at the existing Facility until the new facility is fully qualified for such purpose. Provider and Provider Parties shall maintain the Facility and all Equipment required for the Clinical Trial Laboratory Services in a state of repair and operating efficiency consistent with the requirements of Applicable Law and the applicable Regulatory Approvals and specifications. All maintenance activities will be performed at Provider’s sole cost.

3.3	Audits, Inspections and Regulatory Matters.

3.3.1

Recordkeeping. Provider agrees to keep true and complete written records of the Clinical Trial Laboratory Services performed hereunder in accordance with cGCP. Provider shall maintain all data collected in its original form during the performance of the Services in a format immediately retrievable at all times for at least [***] after the completion of the Clinical Trial Laboratory Services (or such longer period as is required by Applicable Laws or this Human Laboratory Services Agreement). Provider agrees to maintain and manage its written and electronic records of the Clinical Trial Laboratory Services in compliance with all applicable legal and regulatory requirements, including, but not limited to, all applicable requirements of the FDA and other Regulatory Authorities, HIPAA and equivalent international requirements in the counties outside of the United States where the Study is conducted, including the ICH E6 guidelines, the requirements of the European Medicines Agency (EMA), and the European Union General Data Protection Regulation (GDPR). Unless otherwise directed by Company or its designee, Provider shall and shall ensure Provider Parties retain all data and records so that such data and records are protected, segregated from the records of Provider’s other clients, and available for inspection by Company or its designee (including any Regulatory Authority) during the term of this Human Laboratory Services Agreement and for a period of [***] following the termination of this Human Laboratory Services Agreement until Provider transfers such data and records to Company or its designee. In the event that Provider wishes for any reason to withdraw from its responsibility for maintaining the records as provided above, Provider shall notify Company and follow its instructions for the transfer of the records to Company or its designee which instructions will be given to Provider within [***] business days after Provider’s notice to Company. Following Provider’s transfer of the records to Company or its designee, Provider and/or Provider Parties will assist the Company and its designee with questions relating to the completeness and organization of the records so transferred, including in connection with any Regulatory Authority inspection or audit relating to such records. If Company fails to instruct Provider of its wishes within the above-stated [***] business days following Provider’s notice, then Company will be deemed to have authorized Provider to transfer the records to a Third Party storage facility and to have agreed to be solely responsible for all costs and expenses associated with such storage arrangement.

3.3.2

Third Party Storage. If Provider stores any of Company’s data or records at a Third Party storage facility, Provider will furnish Company with the name and address of the facility, a description of the materials stored there (including both the type and the quantity of materials) and the applicable box numbers, bar codes and other identifying information. In addition, Provider will use commercially reasonable efforts to cause the Third Party that operates the storage facility to agree in writing that Company is a beneficiary of the Third Party’s obligations to Provider and that Company has the right at any time, upon doing nothing but paying accrued storage charges for its materials, to obtain its materials from the storage facility without the consent of Provider and free of any lien by the Third Party.

3.3.3

Audit by Company. During the Term of this Human Laboratory Services Agreement and for a period of [***] thereafter, Provider will ensure that representatives of Company have reasonable access to Provider’s and Provider Parties’ premises, during regular business hours, for the purpose of examining the records of Clinical Trial Laboratory Services performed or systems audit on any of the software systems and procedures being used by Provider or Provider Parties in performing the Clinical Trial Laboratory Services, and/or reviewing resulting data and records to determine that the Clinical Trial Laboratory Services are being conducted in accordance with this Human Laboratory Services Agreement and that the Provider’s and each Provider Parties’ Facilities meet the relevant cGCP requirements. Routine audits and inspections will be scheduled at least [***] days in advance at a date and time mutually agreed to by Company and Provider. Routine audits and inspections shall occur no more than [***] and be conducted during Provider’s regular business hours and last no longer than [***] business days. Audits that are “for cause” will be scheduled at least [***] business days in advance upon mutual agreement of Company and Provider. If any audit or inspection results in findings that require follow-up or action, Provider and Provider Parties agrees to dedicate appropriate resources to pursuing and completing the follow-up or action within a commercially reasonable timeframe. To the extent that any follow-up or actions are not the result of findings for cause or to address Provider’s failure to comply with the terms of this Human Laboratory Services Agreement, Company and Provider shall amend this Human Laboratory Services Agreement to reflect a mutually agreed reasonable fee for the additional efforts.

3.4	Quality Assurance and Regulatory Matters.

3.4.1

Quality Audit. Company’s Quality Assurance Departments (“QA”), or a Third Party quality assurance contractor designated by the Company’s QA, may conduct QA audits involving the performance of the Clinical Trial Laboratory Services (including processes and systems used in such performance) as part of this Human Laboratory Services Agreement, in accordance with applicable policies and procedures of Company and Provider during regular business hours and will be scheduled at least [***] days in advance at a date and time mutually agreed to by Company and Provider. QA audits shall occur no more than [***] and be conducted during Provider’s regular business hours and last no longer than [***] business days. Both Parties shall take all reasonable steps in advance of such QA audit to ensure documents to be audited are available during such QA audit. Any audit report and associated findings involving Provider or Provider Party shall be the Confidential Information of Provider and must not be shared with any third party without the prior written consent of Provider. Company is allowed to share such audit report with any of its Affiliates who are contractually or otherwise legally bound by confidentiality obligations owed to Provider that are no less protective than the confidentiality provisions under Section 7 (Confidentiality) of this Human Laboratory Services Agreement.

If any audit or inspection results in findings that require follow-up or action, Provider and Provider Parties agree to dedicate appropriate resources to pursuing and completing the follow-up or action within a commercially reasonable timeframe. Following completion of the QA audit, the full audit report will be forwarded to Provider by Company’s contact responsible for the performance of the Clinical Trial Laboratory Services. After Provider’s receipt of the audit report, if the audit report identifies a material quality issue, the Parties will conduct, in accordance with the Operational Plans, a Root Cause investigation of the issues for which Provider is responsible and Provider will provide, within a timeframe mutually agreed by the Parties in writing, a CAPA plan on issues for which Provider is responsible. Provider will implement the CAPA plan and resolve any issues identified by the agreed upon date. If Provider cannot meet the agreed upon date of the CAPA plan, then Provider shall, on or prior to the agreed upon date, advise Company in writing as to the reason Provider needs additional time and request a revised target date, and such revised target date may be accepted or rejected by Company in its sole discretion.

Once the audit is closed by the Company’s QA, Provider may retain one copy of the audit report which shall be subject to the confidentiality provisions of the Collaboration Agreement.

3.4.2

Provider’s Audit Obligations. Company shall (a) promptly, but in any event within [***], notify Provider upon learning of any governmental agency (including a Regulatory Authority) inspection, audit or investigation of Company and/or any Third Party associated with the Clinical Trial Laboratory Services or the Deliverables, whether such inspection, audit or investigation is scheduled or unscheduled; and (b) immediately provide Provider with copies of any correspondence from or to any such governmental agency (including a Regulatory Authority) related to the Clinical Trial Laboratory Services, or the Deliverables. Company or Company’s authorized representative, who may be accompanied by one or more representatives of any governmental agency which regulates Company may, during normal business hours during the Term of this Human Laboratory Services Agreement and for a period of [***] following any termination or expiration of this Human Laboratory Services Agreement, inspect and audit the books and records of Provider and/or Provider Parties with respect to the Clinical Trial Laboratory Services performed for the purpose of evaluating compliance with the Human Laboratory Services Agreement and any Applicable Laws.. Provider shall retain all applicable books and records for [***] subsequent to the expiration or termination of this Human Laboratory Services Agreement, or such longer period as required by Company’s records and retention schedule in Section 11 or as is required Applicable Law. If any audit results in findings that require follow-up or action, Provider agrees to dedicate appropriate resources to pursuing and completing the follow-up or action within a commercially reasonable timeframe. If any governmental authority audit or inspection identifies any deficiencies, Provider and/or Provider Party shall remedy such deficiencies within the period mandated by the applicable governmental authority or, if no such period is mandated, within [***] business days; provided, however, that if any such deficiencies cannot reasonably be remedied within such period, Provider and/or Provider Party shall prepare and present a written plan to remedy such deficiencies as soon as possible (including but not limited to, a timeline for resolving such deficiencies) as soon as possible; and the failure by Provider and/or Provider Party to prepare and present such a plan or to remedy such deficiencies with such period, as the case may be, shall be deemed a material breach of this Human Laboratory Services Agreement.

3.5

Remote Access. In connection with an audit under Sections 3.3 or 3.4 of this Human Laboratory Services Agreement, Provider agrees, and shall ensure each Provider Party agrees, to authorize remote audit and remote access to any and all Provider and/or Provider Party’s documents, records, electronic IT and database systems, and including but not limited to tools, specifically related to the performance of the Human Laboratory Services Agreement, as mutually agreed to by Provider and the Company. In addition, the Parties will ensure use of secure electronic exchange methods as mutually determined by Provider and the Company, for the purpose of verifying compliance with the terms and conditions of this Human Laboratory Services Agreement. Parties will ensure that (a) remote access is restricted to identified and authorized employees only; (b) remote access is used solely for verifying compliance with the terms and conditions of this Human Laboratory Services Agreement; (c) remote access will be restricted to access that is directly related to the performance of obligations under the terms and conditions of this Human Laboratory Services Agreement; (d) remote access to documentation will be provided only of the terms and conditions of this Human Laboratory Services Agreement during the timeframe and in a manner mutually determined by Provider and the Company, which may include, without limitation, secure electronic transmission, as further mutually determined by Provider and the Company and finalized by the Parties, and (e) remote access shall comply with all Applicable Laws and policies.

3.6

Provider Audit. Should Provider, Provider Parties or any Third Party conduct any audit or inspection of its own Facilities and/or those of any Third Party, Provider and/or Provider Parties shall promptly notify Company of any critical findings relating directly to the Clinical Trial Laboratory Services and shall provide copies of the audit reports as they relate to the Clinical Trial Laboratory Services, and summaries of such reports, provided, however, that except for a governmental authority and CAP, no Third Party may conduct any audit or inspection of any materials or data owned by Company or generated as result of the Clinical Trial Laboratory Services under this agreement without Company’s prior written consent. The audit reports and summaries delivered to Company under this section will be in English or translated into English. Provider will give Company the opportunity to comment on any CAPA plan prepared by Provider on major or critical issues identified in any Provider-conducted audit or inspection relating to the Clinical Trial Laboratory Services and will promptly deliver to Company the final version of such CAPA plan.

3.7

Notification of Regulatory Inspection. Provider and Provider Parties shall (a) promptly, but in any event within [***], notify Company upon learning of any Regulatory Authority inspection, audit or investigation of Provider and/or any Third Party associated with the Product, Provider’s laboratory-developed test, the Clinical Trial Laboratory Services or the Deliverables whether such inspection, audit or investigation is scheduled or unscheduled; and (b) immediately provide Company with copies of any correspondence from or to any Regulatory Authority related to the Product, the Clinical Trial Laboratory Services, or the Deliverables including, but not limited to, any warning letters, as well as the results, including an audit or inspection report, of any Regulatory Authority inspection, audit or investigation. Provider and Company will mutually agree which party will control the response to any Regulatory Authority inspection, audit or investigation relating to the Product, the Clinical Trial Laboratory Services or the Deliverables. To the extent not prohibited by law or by the applicable Regulatory Authority, Company will be given the opportunity to have one or more representatives of Company and/or one or more representatives of Company’s Third Party vendor(s) who provide Clinical Trial Laboratory Services relating to the Scope of Work present during any Regulatory Authority inspection of Provider or any Provider Parties specifically relating to any Clinical Trial Laboratory Services. The documents delivered to Company under this section will be in English or translated into English.

3.8

Regulatory Inspection; Regulatory Communications. Provider agrees that, during any inspection, audit or investigation by the FDA or any other Regulatory Authority concerning the Clinical Trial Laboratory Services, Provider and Provider Parties will not disclose Company Confidential Information and Company Materials that are not required by Applicable Law to be disclosed to such Regulatory Authority, in Provider’s discretion. Unless prohibited by Applicable Law or by the Regulatory Authority having jurisdiction, Provider shall cooperate with Company in the preparation of any communications related to the Clinical Trial Laboratory Services in this Human Laboratory Services Agreement with Regulatory Authorities and any follow-up thereto.

3.9

Regulatory Obligations. Company will not require Provider or Provider Parties to perform any assignments or tasks in a manner that would violate any Applicable Laws. In addition, each Party acknowledges that, other than as provided above in Section 3.7 (Notification of Regulatory Inspection) and Section 3.8 (Regulatory Inspection; Regulatory Communications), it may not direct the manner in which the other Party complies with government or regulatory inspections. Provider represents that, to the extent it does not conflict, contradict, or otherwise interfere with Provider’s independent duty to comply with Regulatory Authorities’ requirements or regulations, it will consider any actions that Company reasonably believes are necessary for Provider and/or Provider Parties to comply with the regulatory obligations.

3.10

Operational Manual. The operational manual (“Operational Manual”) will be developed and agreed upon by Provider and Company and may not be modified without written consent of both Provider and Company. To the extent of any conflict or inconsistency between the Operational Manual and any term of this Agreement, the terms of the Operational Manual will govern with respect to the specific technical subject matter addressed by the Operational Manual and this Agreement shall govern with respect to all other matters.

4.

Price and Payment. The Collaboration Agreement, Section 1.4 shall apply to this Human Laboratory Services Agreement including the Scope of Work and the performance of the Clinical Trial Laboratory Services. Provider shall not incur, and Company shall not be responsible for paying, any amounts associated with travel or expenses except as approved by Company in advance in writing.

5.

Term. The term of this Human Laboratory Services Agreement will be as set forth in section 6.1 of the Collaboration Agreement unless sooner terminated in accordance with the terms of this Human Laboratory Services Agreement (collectively, the “Term”).

6.	Termination

6.1	Termination Rights. In addition to the termination rights provided for in the Collaboration Agreement the following provisions apply to this Human Laboratory Services Agreement.

6.1.1

Notification of Breach. If Provider and/or Provider Party materially breaches any term of this Human Laboratory Services Agreement, Provider shall immediately notify Company upon discovering such material breach.

6.1.2

Termination for Breach. If either Party (in case of Provider, including any Provider Party) is in default of any of its material obligations under this Human Laboratory Services Agreement, the non-breaching Party may terminate this Human Laboratory Services Agreement after providing [***] days’ written notice to the breaching Party of its intent to terminate, stating the grounds therefor, unless the breaching Party is able to satisfactorily cure such default within such [***] day period or such longer period as agreed in writing by the Parties; provided however, that such [***] day cure period shall not apply, and the non-breaching Party may terminate with immediate effect, (i) upon failure of the breaching Party to comply with Applicable Laws, (ii) upon breach of its intellectual property or confidentiality obligations herein by the breaching Party or (iii) if a cure for the breach is not possible. Notwithstanding any termination of this Human Laboratory Services Agreement as a result of a breach, the terminating Party shall be entitled, in accordance with Applicable Law and this Human Laboratory Services Agreement, to exercise any other remedies available to it at law or in equity.

6.1.3	Either Party shall have the right to terminate this Human Laboratory Services Agreement as set forth in Section 9.3 (Notice).

6.2	Rights and Obligations upon Termination. In addition to the termination rights and obligations provided for in the Collaboration Agreement, including in Section 6.4 and 6.5,

6.2.1

Upon termination of this Human Laboratory Services Agreement, Provider will conduct an orderly wind-down of the affected Clinical Trial Laboratory Services and will return or destroy, at Company’s reasonable instructions, all affected Products, all Deliverables, including any work-in-progress and all full and partial copies thereof, and any Company Materials or Equipment belonging to Company at Company’s cost and expense. In addition, Provider shall, and ensure that each Provider Party shall, deliver to Company all information supplied by Company, including, but not limited to Technology, and all results, documentation, materials and Deliverables acquired or generated as a result of the applicable Clinical Trial Laboratory Services.

6.2.2

Upon termination of this Human Laboratory Services Agreement, Provider shall submit a final reconciliation to Company in accordance with the pricing set forth in the Collaboration Agreement for all work done by Provider in accordance with this Human Laboratory Services Agreement prior to termination.

6.2.3

Upon receipt of a notice of termination as provided herein, both Parties shall cooperate with each other and use all commercially reasonable efforts to affect a smooth transition. Upon delivery a notice of termination by either Party, Provider shall use all reasonable efforts to avoid incurring additional costs and expenses.

6.3

Payment upon Termination. Upon any termination (other than a termination by Company due to Provider’s material breach), Company shall pay Provider the fees for Clinical Trial Laboratory Services provided in accordance with this Human Laboratory Services Agreement and shall reimburse Provider in accordance with this Human Laboratory Services Agreement [***]. In no event shall Company be responsible for any amounts in the aggregate greater than (i) the total that would have been due under as set forth in the Scope of Work or (ii) the value of the work done by Provider in accordance with this Human Laboratory Services Agreement prior to termination, whichever is less. Any overpayment by Company shall be promptly refunded by Provider. [***].

7.

Confidentiality & Publication. The confidentiality provisions of the Collaboration Agreement, including section 5, “Confidentiality” shall apply to this Human Laboratory Services Agreement including the Scope of Work and the performance of the Clinical Trial Laboratory Services. Provider shall have the right to publish aggregated data and results that compare concordance between pre-birth testing and post-birth testing; provided, however, that Provider shall provide Company the opportunity to review any proposed publication or other proposed disclosure describing said concordance data and results [***] days prior to submission for publication or other proposed disclosure; and provided, further, that at least [***] months have elapsed since the Company completed the Study. Company shall have the right to approve any portion of the publication that includes information on Nipocalimab or the Study. If Company believes patentable subject matter is disclosed in Provider’s proposed publication or other disclosure and so notifies Provider, the proposed publication will be withheld for a reasonable period of time not to exceed [***] days to permit Company to prepare and file the relevant patent applications. If Company notifies Provider that Company Confidential Information is disclosed in the proposed publication or other disclosure, Provider shall remove such Company Confidential Information prior proceeding with publication or other disclosure.

8.

Intellectual Property Rights. The intellectual property provisions of the Collaboration Agreement, including section 4, “Intellectual Property” shall apply to this Human Laboratory Services Agreement including the Scope of Work and the performance of the Clinical Trial Laboratory Services. Notwithstanding any provision in this Human Laboratory Services Agreement to the contrary, the term “Scope of Work” will be interpreted as the equivalent of the term “Research Plan” as that term is defined and used in the Collaboration Agreement, and accordingly, the provisions of the Collaboration Agreement that apply to the Research Plan and Exhibit A to the Collaboration Agreement shall be deemed to also apply to the Scope of Work and Exhibit D.1 and the Clinical Trial Laboratory Services performed pursuant to this Human Laboratory Services Agreement, mutatis mutandis. In the event of any conflict or inconsistency between the provisions of the Collaboration Agreement and the provisions in this Human Laboratory Services Agreement, the provisions of the Collaboration Agreement shall control and govern with respect to Intellectual Property Rights and the Human Laboratory Services Agreement shall control and govern performance of the Clinical Trial Laboratory Services.

9.	Compliance with Applicable Law

9.1

Healthcare Compliance. Janssen Research & Development LLC (“JRD”) and Provider hereby each represents and warrants to the other, and hereby each covenants with the other that, its respective obligations under this Human Laboratory Services Agreement, including the Clinical Trial Laboratory Services will be performed in compliance with all Applicable Laws, including without limitation, the FD&C Act, as amended, and applicable regulations, the Medicare/Medicaid Anti-kickback Statute, Health Insurance Portability and Accountability Act of 1996 (HIPAA), the False Claims Act, applicable state fraud and abuse laws, the AMA Guidelines on Gifts to Physicians from Industry, the Economic Espionage Act of 1996 and applicable laws and government regulations relating to services and the privacy, professional confidentiality and security thereof.

9.2	Disbarment and Disqualification. Company and Provider hereby each represents and warrants to the other, and hereby each covenants with the other, that:

9.2.1

It is not excluded, debarred, suspended or otherwise been made ineligible, and upon written request, it shall, within ten (10) calendar days, provide written confirmation that it has complied with the foregoing obligation.

9.2.2

It is not excluded from participation in any state or federal healthcare program, as defined in 42 U.S.C. §1320a-7b(f) for the provision of items or services for which payment may be made by a federal healthcare program;

9.2.3

It has not been debarred, nor is subject to a pending debarment, nor will use in any capacity in connection with the Clinical Trial Laboratory Services any person who has been debarred pursuant to section 306 of the FD&C Act, 21 U.S.C. § 355a;

9.2.4

It has not been convicted of a criminal offense related to the provision of healthcare items or services which could lead to debarment or is subject to any such pending action, or is the subject of a conviction or pending action described in Section 9;

9.2.5

It has not contracted with any employee, contractor, agent, vendor or vendor’s affiliate knowing that the contracting party is excluded from participation in any state or federal healthcare program in any jurisdiction;

9.2.6	No final adverse action or exclusion, as described in 42 U.S.C. § 1320a-7a(e) and 42 U.S.C. § 1320a-7a(g), has occurred or is pending against it or contractors; and

9.2.7

It shall not violate the statutes, regulations and written directives of the Medicare, Medicaid and all other United States federal health care programs (as defined in 42 U.S.C. §1320a-7b(b)-(f)) or the statutes, regulations and written directives of the FDA, with respect to the performance of its obligations under this Human Laboratory Services Agreement.

9.3

Notice. Provider shall promptly notify Company in writing of any adverse action, discovery of contract with an excluded entity or individual, or exclusion, or if Provider or any Provider Party is debarred, excluded or otherwise disqualified or if any action or investigation is pending or threatened relating to the debarment, exclusion of Provider, a Provider Party of any person performing Clinical Trial Laboratory Services or if any other aspect of Section 9.2 becomes untrue at any time. At any time during the term of this Human Laboratory Services Agreement Provider may request Company provide written confirmation of the representations and warranties in Section 9.2, and upon such request, Company shall provide such written confirmation. In the event that either JRD or Provider becomes debarred, excluded or otherwise disqualified, then the other (i.e., the entity not debarred, excluded or otherwise disqualified) will have the option to terminate this Human Laboratory Services Agreement upon written notice to the other (i.e., the entity debarred, excluded or otherwise disqualified).

10.	Disaster Recovery

10.1

Data Safeguards. Provider shall, and shall cause Provider Parties throughout the Term of this Human Laboratory Services Agreement, to employ all reasonable and appropriate industry standard measures and processes to ensure that all data collected and stored by Provider and/or Provider Parties in the course of providing the Clinical Trial Laboratory Services is safeguarded against loss, damage and destruction arising from any cause, including, but not limited to: theft, fire, flood, earthquake, lightening and electrical disruption. Such measures and processes shall include, but not be limited to (a) remote storage of archived hard-copy documents and computer back-up media in locked containers and facilities with advanced fire-suppression systems, and (b) current back-up, recovery, and business continuity and disaster recovery plans which are periodically validated for all business systems. Back-up location(s) must be located in a different city or village from the primary data storage location. Provider will develop, maintain, test and implement a business continuity and disaster recovery plan in respect of the Clinical Trial Laboratory Services. Provider’s business continuity and disaster recovery plan must be reviewed by Provider at least annually, to confirm that the plan (including contacts and process steps) is accurate, and updated as appropriate following each review. Provider’s business continuity and disaster recovery plan must include measures and processes that would enable the Company to (i) continue to access Provider’s systems, including Company data maintained in Provider’s systems, (ii) access all technical documentation necessary for Company’s use of the Clinical Trial Laboratory Services, and (iii) access appropriate implementation guidelines and other implementation support. Provider’s business continuity and disaster recovery plan will include, if and to the extent requested and approved by Company and in compliance with Exhibit B of the Collaboration Agreement, as amended by this Amendment, provisions whereby Provider will supply certain Provider Parties’ reviewers with laptop computers so that they may perform the Clinical Trial Laboratory Services remotely in the event of a business interruption at a Provider’s or Provider Parties’ Facility at which Clinical Trial Laboratory Services are performed or any difficulty traveling to a Provider’s or Provider Parties’ Facility. The applicable Company parties will be informed within twenty-four (24) hours of the Provider’s execution of its disaster recovery plan, and if such notification is not in writing, Provider will deliver a written notification as promptly as possible but in any event within forty-eight (48) hours of the execution. Notification will include a description of the event, the status of the system, expected system unavailability, any issues with the Clinical Trial Laboratory Services and planned remedies. The Company parties may declare a disaster if they reasonably conclude that Provider has unnecessarily delayed in making the declaration. In the event of a disaster, the Company parties, in their discretion, may choose to transition the Services to a Company disaster recovery site or to a Third Party disaster recovery site and, in such event, Provider shall, and shall cause the Provider Parties to, fully cooperate in the transition. Provider will ensure continued operation with minimal disruption.

10.2	Intentionally Omitted.

10.3

Outages and Interruptions. Provider shall notify Company and appropriate project lead in writing a minimum of five (5) days in advance of any planned power outages or other system down time (“Scheduled Downtime”) which could affect the provision of the Clinical Trial Laboratory Services and their expected duration. Notification will include any risks to the Clinical Trial Laboratory Services and a plan for the mitigation of that risk. Provider shall provide prompt telephone notification to the Company point of contact set forth in the Scope of Work or otherwise agreed by the Parties as soon as Provider becomes aware of any unscheduled down time which could affect the provision of the Clinical Trial Laboratory Services and will provide periodic updates during the unscheduled down time regarding Provider’s progress in restoring the Clinical Trial Laboratory Services to full availability. Provider shall, and shall cause Provider Parties to, work with Company to resolve any

11.	Records and Information Management Requirements (“RIM Requirements”)

11.1

Company’s Records and Information. All records and information, in any format, that Provider or Provider Parties creates, edits or receives on behalf of Company or Company’s affiliates in performance of the Clinical Trial Laboratory Services will be referred to herein as “Company’s Records and Information.” For avoidance of doubt, “Company’s Records and Information” does not include records and information created by Provider as part of Provider’s business processes (e.g., invoices, internal reports, etc. and records or information created outside of the scope of this Human Laboratory Services Agreement).

11.1.1

Provider and Provider Parties shall maintain, manage and protect Company’s Records and Information pursuant to this Agreement (i) in accordance with Company’s reasonable records retention requirements for one (1) year from the end of the Clinicial Trial Laboratory Services and then Provider shall transfer Company’s Records and Information to Company in accordance with Section 11.6, Transfer; and (ii) in accordance with all Applicable Laws.

11.1.2	Provider and Provider Parties shall not transfer Company’s Records and Information to any other entity unless approved by Company in writing.

11.1.3

Provider and Provider Parties shall use reasonable efforts to manage Company’s Records and Information such that Company’s Records and Information is not intermingled with records and information managed by Provider or Provider Parties for other customers.

11.1.4

Provider and Provider Parties shall retain electronic data backups of Company’s Records and Information (for disaster recovery purposes, record retention requirements, or delivery of Clinical Trial Laboratory Services).

11.2

Preservation and Production. Provider and Provider Parties shall comply with any reasonable request from Company to preserve Company’s Records and Information (or parts thereof). Provider shall deliver promptly Company’s Records and Information requested to be searched, retrieved, and produced, all as part of the services Provider provides under this Human Laboratory Services Agreement in accordance with Section 11.8 (Format of Company’s Records and Information), but subject to the records retention procedures set forth in Sections 3.3.1 and 3.3.2.

11.3

Third Party Requests. Within [***] business days of Provider and/or Provider Parties receiving a request, demand, notice, subpoena, order, or other legal request (“Third-Party Request”) for Company’s Records and Information, Provider shall notify Company and provide Company with a copy of the Third-Party Request (unless legally prohibited). Provider shall confer with Company to identify, document, and implement procedures to comply with the request. Provider and Provider Parties shall take all reasonable steps to protect Company’s legal rights when responding to a Third-Party Request.

11.4

Training. All employees and contractors of Provider with access to the Johnson & Johnson Enterprise Network (JJNET) shall annually complete Records and Information Management training as reasonably specified by Company.

11.5

Destruction. Provider and Provider Parties shall not destroy or permanently delete Company’s Records and Information without Company’s written approval, but subject to the records retention procedures set forth in Sections 3.3.1 and 3.3.2. Company shall confirm the Company’s Records and Information is not subject to any pending preservation obligation or retention requirement. Following destruction in accordance with this Section 11.5, Provider and Provider Parties shall certify in writing that Company’s Records and Information has been destroyed or permanently deleted as specified by the Company.

11.6

Transfer. When a transfer of Company’s Records and Information from Provider is required, subject to the records retention procedures set forth in Sections 3.3.1 and 3.3.2, Provider shall (i) transfer Company’s Records and Information to Company or an entity specified by Company in accordance with Section 11.8 (Format of Company’s Records and Information), (ii) take no action on Company’s Records and Information until written notification from Company confirming accurate and complete transfer is received, and (iii) obtain Company’s written approval to destroy or permanently delete Company’s Records and Information in accordance with Section 11.5 (Destruction).

11.7

Termination. Upon termination of this Human Laboratory Services Agreement and at Company’s direction , but subject to the records retention procedures set forth in Sections 3.3.1 and 3.3.2, Provider shall (i) transfer Company’s Records and Information to Company or an entity specified by Company in accordance with Section 11.6 (Transfer), or (ii) obtain Company’s written approval to destroy or permanently delete Company’s Records and Information in accordance with Section 11.5 (Destruction).

11.8

Format of Company’s Records and Information. In consultation with Company, Provider and Provider Parties shall identify Company’s Records and Information and implement documented procedures to deliver to Company or an entity specified by Company, Company’s Records and Information and supporting documentation in the format directed by Company. To meet Company’s records retention and other legal preservation obligations, Company may require Provider to provide Company’s Records and Information in a structured format maintaining the relationships that exist in the database underlying Provider’s application.

12.	Indemnification

12.1

Company shall indemnify, defend and hold harmless Provider, its directors, officers, employees, agents and representative (collectively herein, “BTO Indemnitees”) against any and all losses, costs, claims, suits, expenses, damages and awards, including reasonable attorneys’ fees for defending those claims or lawsuits (collectively herein, “Losses” or “Loss”) in connection with any third party claim or lawsuit arising out of:

(a)	the gross negligence or willful misconduct of Company, or any third party engaged by Company, in/ the performance of the Study described in this Human Laboratory Services Agreement; or

(b)	any illness or injury of any subject in the Study described in this Human Laboratory Services Agreement; or

(c)

the infringement or misappropriation of any patent or trade secret owned or possessed by a third party arising directly related to the use of the Product, either solely or in combination with the BTO Test, during the performance of the Study described in this Human Laboratory Services Agreement, except to the extent that such infringement or misappropriation is the subject of indemnification by Provider pursuant to Section 12.2(c).

12.2

Provider shall indemnify, defend and hold harmless Company, its directors, officers, employees, agents and representative (collectively herein, “Janssen Indemnitees”) against any and all Losses in connection with any third party claim or lawsuit arising out of:

(a)

the gross negligence or willful misconduct of Provider, or any third party engaged by Provider, in the performance of the Clinical Trial Laboratory Services as described in this Human Laboratory Services Agreement; or

(b)	the gross negligence or willful misconduct of Provider, or any third party engaged by Provider, in the design, validation or performance of the BTO Test; or

(c)

the infringement or misappropriation of any patent or trade secret owned or possessed by a third party arising directly from the performance of the BTO Test alone, and not due to its combination with the Product, during the performance of the Clinical Trial Laboratory Services as described in this Human Laboratory Services Agreement.

12.3

If a party (the “Indemnitee”) intends to claim indemnification under this Section 12 (Indemnification), it will notify the other party (the “Indemnitor”) in writing within [***] days of any third party claim for which the Indemnitee intends to seek such indemnification. The failure of the Indemnitee to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action will only relieve the Indemnitor of any obligation to the Indemnitee under this Section with respect to any such action to the extent such failure prejudices the Indemnitor’s ability to defend such third party claim. The Indemnitee will permit the Indemnitor to control the litigation or settlement of such third party claim and cooperate fully with Indemnitor in all related matters, provided that unless agreed by Indemnitee (a) counsel appointed by Indemnitor to defend Indemnitee will not take any position that if sustained would cause Indemnitee not to be indemnified by Indemnitor, and (b) no settlement will involve any terms binding on Indemnitee except payment of money to by paid by Indemnitor.

12.4

The indemnification obligations in this Section 12 shall govern and control with respect to all third party claims arising from the performance by the parties of the Study and Clinical Trial Laboratory Services pursuant to this Human Laboratory Services Agreement and the indemnification provisions in Section 8 of the Collaboration Agreement will govern and control with respect to any and all other third party claims under the Collaboration Agreement.

13.	Privacy

Provider shall, and shall cause each Provider Party to, comply with Company’s policy on the protection of Personal Information attached to the Collaboration Agreement as Exhibit C, as updated from time to time by Company.

14.	Insurance

Provider shall maintain in full force and effect valid and collectible insurance policies in connection with the Clinical Trial Laboratory Services, which policies shall be in compliance with Exhibit D.2 attached to this Human Laboratory Services Agreement.

15.	Subcontracting

15.1	Subcontractors. Provider shall not subcontract any of its obligations under this Human Laboratory Services Agreement, including to an Affiliate.

15.2

Provider Personnel in China and India. Under no circumstances shall Provider use personnel in China or India to perform any Clinical Trial Laboratory Services under this Human Laboratory Services Agreement.

16.	Equipment

16.1

Equipment for Laboratory Services. Provider will ensure, and will cause Provider Parties to ensure that all laboratory instruments used for testing performed under this Human Laboratory Services Agreement are qualified before use, maintained in good working order and calibrated on a regular basis. Provider shall also maintain all Equipment and Facilities used to perform the Clinical Trial Laboratory Services under this Human Laboratory Services Agreement in accordance with all Applicable Laws, including, without limitation, cGCP and/or CLIA.

17.	Company’s Premises. Provider shall not perform any Clinical Trial Laboratory Services on premises of Company or any of Company’s Affiliates.

18.	Publicity. The Collaboration Agreement, Section 5.5, under Confidentiality, shall apply.

19.	Assignment. The Collaboration Agreement, Section 9.4, No Assignment, shall apply.

20.	Representations and Warranties

20.1

Performance of Services. Provider represents and warrants that it and each Provider Party shall comply with, and that the Clinical Trial Laboratory Services shall be performed in accordance with, (i) this Human Laboratory Services Agreement, (ii) any applicable industry standards and practices including any cGCP and (iii) all Applicable Laws, including, but not limited to, those of the United States or any other country or jurisdiction applicable to the performance of the Clinical Trial Laboratory Services, including, without limitation, those set forth by the National Institutes of Health (NIH), U.S. Department of Agriculture (USDA), U.S. Food and Drug Administration (FDA), the U.S. Federal Trade Commission (FTC), the U.S. Occupational Safety and Health Administration (OSHA), European Medicines Agency (EMA), Central Drugs Standard Control Organization (CDSCO) and any other governmental or supra-governmental agencies, as applicable, and applicable environmental regulations and labor standards.

20.2

No Conflict with Third Parties. Provider represents and warrants that neither it nor any Provider Party has entered into and will not enter into any agreement or understanding with a Third Party, which could conflict or interfere with this Human Laboratory Services Agreement. Provider represents and warrants that it has, and Provider Parties have, the right to perform its duties and obligations for Company as provided in this Human Laboratory Services Agreement without conflict of interest to others and without violating any confidentiality obligations it may have to others. Provider represents and warrants that it has, and Provider Parties have obtained, in writing, all Third Party consents which are necessary or appropriate for the performance of the Clinical Trial Laboratory Services and shall make such consents available to Company upon request.

20.3

Study Sponsor Responsibilities. Company represents and warrants it will obtain any approvals required as a sponsor for performance of the Study. Company will make available evidence of such approvals upon request from Provider.

20.4

Infringement. Provider represents and warrants that, to the best of Provider’s knowledge after reasonable inquiry, the performance of the Clinical Trial Laboratory Services as contemplated under this Human Laboratory Services Agreement does not infringe or misappropriate any intellectual property rights from and as of the Effective Date.

20.5

Licenses and Permits. Each Party represents and warrants that it will obtain and maintain, at its expense, any licenses, permits and/or certifications, and any regulatory and/or government approvals necessary for the performance of its obligations under this Human Laboratory Services Agreement, and shall ensure that its obligations are performed in accordance with such licenses, permits, certifications and approvals. At Company’s reasonable request, Provider will provide Company with copies of all such approvals and submissions to Regulatory Authorities, as well as licenses, certificates and permits required for performance of the Clinical Trial Laboratory Services. At Provider’s reasonable request, Company will provide Provider with evidence of all such approvals and/or submissions to Regulatory Authorities, as well as licenses, certificates and permits required for performance of the Study.

20.6

Sanctions, Restrictions or Embargoes. Each Party represents and warrants that no transactions or dealings under this Human Laboratory Services Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom or the United States of America.

20.7

Software System. If Provider or Provider Parties use software or a software system to provide the Clinical Trial Laboratory Services, Provider represents and warrants that either (i) it is the lawful owner of such system and any software which may be used in providing the Clinical Trial Laboratory Services hereunder, or (ii) such software has been lawfully licensed to or otherwise acquired by Provider and/or Provider Parties and Provider and/or Provider Parties are authorized to use such software in providing the Clinical Trial Laboratory Services hereunder. Provider and/or Provider Parties shall maintain the functionality and data integrity of any system used in performing the Clinical Trial Laboratory Services during the Term of this Human Laboratory Services Agreement. Provider and/or Provider Parties shall technically support and maintain any system used in performing the Clinical Trial Laboratory Services. Provider represents and warrants that any internally developed software or any Third Party software used in performing the Clinical Trial Laboratory Services shall remain Functional, as defined, during the Term of this Human Laboratory Services Agreement. “Functional” shall mean that the material features, performance, configurations and other specifications and requirements for the software and its related software system as required to perform the Clinical Trial Laboratory Services identified in the Scope of Work are operational and running without interruption, excluding Scheduled Downtime. If the software or software system do not perform as warranted, Provider and/or Provider Parties will promptly correct, replace or modify the affected software or software system at Provider and/or Provider Parties’ expense (or identify and implement a reasonable alternative software), so as to provide Company with software of software systems that perform as warranted. Provider and Provider Parties shall maintain current during the Term of this Human Laboratory Services Agreement any Third Party software used in performing the Clinical Trial Laboratory Services using supported releases from the applicable Third Party software provider. Provider understands that the transfer of technical responsibility to an Affiliate or a Third Party does not release Provider from the above representations and warranties.

20.8

21 C.F.R. Part 11 Compliance. Provider represents and warrants that, to its knowledge following reasonable diligence, any software and software databases used by or on behalf of Provider or any Provider Parties in performing the Clinical Trial Laboratory Services and any systems and processes used by or on behalf of Provider or Provider Parties in performing the Clinical Trial Laboratory Services or recording the Deliverables are compliant with 21 C.F.R. Part 11. Provider agrees to provide documentation of such compliance to Company upon request. Provider agrees to notify Company promptly, and in any event within fifteen (15) business days, if any new software, database, system or process proposed to be used by or on behalf of Provider or any Provider Parties to perform the Clinical Trial Laboratory Services after the date hereof is not compliant, and will take all steps necessary to bring it into compliance or replace it with compliant software, databases, systems and processes at Provider’s sole cost and expense.

20.9

Policy on Data Safeguards. Provider shall, and shall cause the Provider Parties to, protect Company’s data in its possession or under its control from disclosure to or use by unauthorized Third Parties as provided in the Johnson & Johnson Policy on Data Safeguards, attached as Exhibit B, Data Safeguards, to the Collaboration Agreement. Provider represents and warrants that it shall and shall cause Provider Parties to comply with such policy attached to the Collaboration Agreement as Exhibit B, as updated from time to time by Company, however, Exhibit B shall be amended so that:

(i)	The last paragraph, starting “‘SISR’ means” shall be identified as section 5; and

(ii)

the last paragraph, starting “‘SISR’ means” shall be amended so that: (a) The first sentence states: “SISR” means the Johnson & Johnson Supplier Information Security Requirements in effect as of the Effective Date, as revised from time to time by Janssen and made available to BTO.” (b) The second sentence states: “BTO shall have 30 days after receipt of a SISR revision to object to any new requirements contained therein that would cause a material increase in BTO’s efforts to comply with such new requirements in connection with the Research Plan or this Human Laboratory Services Agreement.”

20.10

Anti-Corruption Laws. The Anti-Corruption provisions of the Collaboration Agreement shall apply to this Human Laboratory Services Agreement including the Scope of Work and the performance of the Clinical Trial Laboratory Services.

21.	Governing Law and Waiver of Jury Trial

21.1	Governing Law. The Collaboration Agreement, Section 9.11, Governing Law, shall apply.

21.2

Waiver of Jury Trial. EACH PARTY HEREBY WAIVES: (1) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, (2) WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM OF LIABILITY TO PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, AND (3) ANY CLAIM FOR ATTORNEYS’ FEES, COSTS OR PREJUDGMENT INTEREST. Nothing contained in this section shall limit a Party’s (i) obligation to indemnify the other for Third Party claims as described in this Human Laboratory Services Agreement, (ii) liability resulting from a breach of the confidentiality or intellectual property obligations set forth in the Collaboration Agreement, or (iii) liability for its own gross negligence, fraud or willful misconduct or to the extent prohibited by law.

22.

Notices. The Collaboration Agreement, Section 9.1, Notices, shall apply to this Human Laboratory Services Agreement including the Scope of Work and the performance of the Clinical Trial Laboratory Services.

23.	Taxes. The Collaboration Agreement, Section 1.5 shall apply to this Human Laboratory Services Agreement including the Scope of Work and the performance of the Clinical Trial Laboratory Services.

24.

Survival. In addition to the surviving provisions of the Collaboration Agreement, the provisions of Sections 1 (Definitions), 2.3 (Company Materials), 3 (Quality Assurance), 6.2 (Rights and Obligations upon Termination), 6.3 (Payment upon Termination), 7 (Confidentiality & Publicity), 8 (Intellectual Property Rights), 9 (Compliance with Applicable Law), 10 (Disaster Recovery), 11 (Records and Information Management Requirements), 12 (Indemnification), 13 (Privacy), 14 (Insurance), 16 (Equipment), 18 (Publicity), 19 (Assignment), 20 (Representations and Warranties), 21 (Governing Law and Waiver of Jury Trial), 22 (Notices), 23 (Taxes), and 24 (Survival) shall survive the expiration or termination of this Human Laboratory Services Agreement by either Party for any reason.

Exhibits:

Exhibit D.1 – Scope of Work for Laboratory Services

Exhibit D.2 – Insurance Requirements

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